EXHIBIT 99.2
NEWS RELEASE — for immediate release
Alexza Announces Preliminary Results from its AZ-002 (Staccato® Alprazolam)
Phase 2a Proof-of-Concept Trial in Patients with Panic Disorder
Mountain View, California — June 9, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today preliminary results from its Phase 2a proof-of-concept clinical trial with AZ-002 (Staccato® alprazolam) in patients with panic disorder. The study did not meet its two primary endpoints, which were the effect of AZ-002 on the incidence of a doxapram-induced panic attack and the effect of AZ-002 on the duration of a doxapram-induced panic attack, both as compared with placebo. There were no serious adverse events in the clinical trial, and AZ-002 was safe and well tolerated in the study patient population. AZ-002 is being developed through Symphony Allegro, a development collaboration formed between Alexza and Symphony Capital LLC in 2006.
The Company also announced today, in a separate news release, that it has completed enrollment of its first Phase 3 clinical trial with AZ-004 (Staccato loxapine) for the treatment of acute agitation in patients with schizophrenia or bipolar disorder. Alexza will host an investor conference call to discuss today’s announcements on Monday, June 9, 2008 at 5:15 p.m. Eastern Time.
“The failure to reach statistical significance on the primary endpoints is disappointing, but this proof-of-concept clinical trial was designed to capture data and measurements for a number of clinical parameters in this clinical setting,” said James V. Cassella, PhD, Senior Vice President, Research and Development at Alexza and chairman of the Symphony Allegro Development Board. “There is no FDA-approved therapy for the acute treatment of a panic attack or an established clinical development pathway for this potential new indication. We plan to work with our colleagues at Symphony Allegro and our external clinical experts to further analyze the data from this study to determine our next steps with AZ-002.”
AZ-002 Phase 2a Clinical Trial Design
The AZ-002 Phase 2a clinical trial was an in-clinic, randomized, double-blind, placebo-controlled proof-of-concept evaluation of patients with panic disorder. After an open-label pilot phase, 40 patients were enrolled at 3 U.S. clinical centers, with 20 patients receiving 1 mg AZ-002 and 20 patients receiving Staccato placebo. The primary aim of the clinical trial was to assess the safety and efficacy of a single dose of AZ-002 in treating a pharmacologically-induced panic attack.
Two primary endpoints were prospectively defined for the study, one to assess the effect of treatment on the occurrence of a doxapram-induced panic attack of sufficient intensity and a second to assess the effect of treatment on the duration of the doxapram-induced panic attack. Data for these two endpoints were based on the Acute Panic Inventory, a commonly used 22-item self-report questionnaire designed to measure panic-like response to biological challenges or other stressful situations.
After receiving training and baseline assessments, all patients in the double-blind phase of the study received a Staccato device (randomized to either 1 mg AZ-002 or placebo) and an intravenous administration of doxapram, a respiratory stimulant used to induce a simulated panic attack.
About Symphony Allegro
In December 2006, Alexza entered into a collaboration with Symphony Capital LLC, a biotech-focused private equity firm. Under the terms of the agreement, Alexza and Symphony Capital established Symphony Allegro, Inc., which is providing funding to Alexza to accelerate clinical and other related development activities of Staccato alprazolam (AZ-002) and Staccato loxapine (AZ-004 and AZ-104). Alexza has granted a license to certain intellectual property rights for the selected product candidates. Through a purchase option, Alexza retains the exclusive right, but not the obligation, to acquire 100% of the equity of Symphony Allegro at specified prices during the term of the agreement. If Alexza chooses not to exercise the purchase option, Symphony Allegro retains the rights to the product candidates. The purchase option expires December 1, 2010.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has six product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, is in Phase 3 testing. AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches has completed Phase 2 testing. AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches and AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder are in Phase 2 testing. Product candidates in Phase 1 testing include AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza is available online at www.alexza.com.

Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential, efficacy and safety of AZ-002. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them”. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King President & CEO 650.944.7634 tking@alexza.com